Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
PROTECTIVE LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Modified Annuity Contracts and Interests Therein	415(a)(6)	N/A(1)	N/A	$968,389,435.61	N/A	N/A	Form S-1(2)	333-255192	5/3/2021	$120,564.48
Total Offering Amounts						$968,389,435.61		$0
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$0
(1)The filing fee related to the securities was calculated in reliance on Rule 457(o).
(2)Approximately $968,389,435.61 of the securities previously registered on the Registration Statement on Form S-1 (File No. 333-255192) (the “Prior Registration Statement”) remain unsold and are carried forward to this Registration Statement on Form S-1 in reliance on Rule 415(a)(6) under the Securities Act of 1933. The Prior Registration Statement was filed initially on Form S-3 on April 12, 2021, updated by a pre-effective amendment on April 28, 2021, and declared effective on May 3, 2021. The Prior Registration Statement was converted from Form S-3 to Form S-1 by a post-effective amendment filed on September 14, 2021, which was declared effective on September 17, 2021. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.